Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Tevecap S.A. on Form F-4 (File No. 333- ) of our report dated April 29, 2004, except with respect to Note 26 as to which the date is September 24, 2004 (which expresses an unqualified opinion and includes explanatory paragraphs relating to matters that raise substantial doubt about Tevecap S.A.'s ability to continue as a going concern and the restatement described in Note 26), appearing in the Annual Report on Form 20-F/A of Tevecap S.A. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte Touche Tohmatsu Auditores Independentes
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September     , 2004